Exhibit 99.1

MOD-PAC CORP. Reports Second Quarter 2012 Financial Results

  Total revenue for the second quarter was relatively unchanged at $13.5 million; Custom folding carton sales were up 2.8% to $11.1 million as demand from new customer expands
  Second quarter gross margin lower due to sales and customer mix

BUFFALO, N.Y.--(BUSINESS WIRE)--August 1, 2012--MOD-PAC CORP. (NASDAQ: MPAC), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, reported total revenue of $13.5 million for the second quarter of 2012, which ended June 30, 2012, compared with $13.4 million for the second quarter of 2011. The 1.0% increase in product revenue reflected higher custom folding carton sales partially offset by lower graphic service charges, stock packaging sales and waste paperboard sales.

Net loss for the second quarter of 2012 was $120 thousand, or ($0.04) per diluted share, compared with net income of $479 thousand, or $0.14 per diluted share, in the second quarter of 2011. Despite consistent sales, sales mix, combined with soft waste paperboard sales and higher employee benefit costs had an adverse effect on margins.

Daniel G. Keane, President and CEO, commented, “We had solid sales for the quarter, but our margins were impacted by sales mix and cost pressures. We are advancing our sales & marketing activities and are focused on growing our core custom folding carton business. We believe the second half of 2012 will improve as we continue to manage paperboard costs and anticipate more product demand from our customers.”

Second quarter 2012 product sales up 1.0%

  Sales of custom folding cartons were up 2.8% to $11.1 million in the 2012 second quarter from $10.8 million in the prior-year second quarter driven by the sales ramp-up of a new customer, increased business from several large customers, partially offset by decreased business from existing customers. A soft waste paperboard market also negatively impacted revenue.
  Stock packaging sales decreased 6.3%, or $104 thousand, to $1.5 million in the second quarter primarily as a result of timing related to the Easter holiday period.
  Personalized print sales, which comprised 5.5% of Product sales, were $734,000 in the second quarter of 2012.

Margins impacted by weaker sales mix

Gross profit for the 2012 second quarter was $1.8 million, or 13.2% of total revenue, compared with gross profit of $2.7 million, or 20.2% of total revenue, in the prior year period. Margin compression resulted primarily from weaker sales mix and higher employee benefit costs.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, added, “We believe our targeted marketing efforts are winning new customers that over time, as we gain scale, will help to offset the sensitivity our financial results have to changes in sales mix. Our on time delivery rate in the quarter was 99.8%, which we believe makes us highly competitive as we prospect for incremental business.

We were very much impacted in the quarter by sales mix which includes our existing customer sales mix, decline in art & plates revenue and decreased waste sales. While paperboard costs have settled, we are continually working other avenues to lower our costs. Our objective is to continue to find efficiencies in our operations as we work to build the top line in order to leverage our fixed cost structure.”

Selling, general and administrative (SG&A) expense was unchanged at $1.9 million in the second quarter of 2012 compared with the prior year period. SG&A as a percent of total revenue improved to 14.1% for the 2012 second quarter, compared with 14.5% for the second quarter of 2011.

Earnings before interest, taxes, depreciation and amortization, and non-cash option expense (EBITDA) was $0.8 million in the second quarter of 2012 compared with $1.7 million in the second quarter of 2011. The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net (Loss) Income to EBITDA in the attached table.)

The Company’s effective tax rate for the second quarter of 2012 and 2011 was 24.5% and 35.4%, respectively. The lower rate reflects the additional state tax expense.

First half 2012 review

Total product revenue for the first half of 2012 was $27.1 million, unchanged from the first six months of 2011. Sales of custom folding cartons were $21.5 million in the first half of 2012, up 0.9% compared with $21.3 million in the prior-year period, mainly due to increased business from a new customer transferring its print requirements to MOD-PAC as well as shifting demand among existing customers. Stock packaging sales remained flat at $4.3 million in the first six months of 2012. Personalized print sales were down 9.9% to $1.3 million on continued weakness in this market.

Gross profit in the first six months of 2012 was $3.6 million, down 28.0% from the $4.9 million in the prior-year period. The gross profit margin contracted to 13.0% in the first half of 2012 from 18.1% in the corresponding 2011 period. Margins were impacted by sales mix, lower paperboard waste sales, lower art & plate revenue, benefit costs and higher paperboard costs.

SG&A expense was relatively unchanged at $3.8 million in the first half of 2012 and 13.9% of total revenue.

Adjusted EBITDA for the first six months of 2012 was $1.5 million, compared with $3.0 million in the prior-year period. (See the Reconciliation of Net (Loss) Income to Adjusted EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $0.3 million at June 30, 2012, down from the 2011 year-end balance of $3.9 million. Capital expenditures for the first six months of 2012 were $3.4 million compared with $0.9 million last year. The increase in capital spending was due to $1.7 million associated with the purchase of previously-owned, seven-color print press and approximately $0.7 million for infrastructure improvements needed to reconnect to the public utility electric power grid. MOD-PAC expects capital expenditures in 2012 will be between $5.0 million to $5.2 million.

There were no shares repurchased by the Company during the second quarter of 2012. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Webcast and Conference Call

MOD-PAC will host a conference call and webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the period, followed by a question-and-answer session.

The conference call can be accessed by dialing (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 4:30 p.m. ET the day of the call until Wednesday, May 9, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 392772. Alternatively, the archive of the webcast will be available on the Company’s website at www.modpac.com. A transcript will also be posted to the website, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionery industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

($ in thousands, except per share data)
	Three months ended		Six months ended
	6/30/2012	7/2/2011	6/30/2012	7/2/2011
Revenue
Product sales	$13,413	13,281	27,103	$27,082
Rent	77	114	190	224
Total Revenue	13,490	13,395	27,293	27,306
Cost of products sold	11,704	10,694	23,732	22,358
Gross profit	1,786	2,701	3,561	4,948
Gross profit margin	13.2%	20.2%	13.0%	18.1%
Selling, general and administrative expense	1,897	1,948	3,801	3,771
(Loss) Income from operations	(111)	753	(240)	1,177
Operating margin	(0.8%)	5.6%	(0.9%)	4.3%
Interest expense, net	49	48	96	97
Other income	(1)	(36)	(2)	(145)
(Loss) Income before taxes	(159)	741	(334)	1,225
Income tax (benefit) expense	(39)	262	(91)	389
Net (loss) income	($120)	479	(243)	$836

Basic (loss) income per share:	$(0.04)	$0.14	$(0.08)	$0.25
Diluted (loss) income per share:	$(0.04)	$0.14	$(0.08)	$0.24

Weighted average diluted shares outstanding	3,209	3,482	3,208	3,468

MOD-PAC CORP. PRODUCT LINE SALES DATA (unaudited)

($ in thousands)
	Three Months Ended		%	Six Months Ended		%	2012 YTD % of
	6/30/2012	7/2/2011	change	6/30/2012	7/2/2011	change	Total
FOLDING CARTONS
Custom folding cartons	$11,131	$10,833	2.8%	$21,512	$21,322	0.9%	79.4%
Stock packaging	1,548	1,652	(6.3%)	4,246	4,267	(0.5)%	15.7%
Folding cartons subtotal	12,679	12,485	1.6%	25,758	25,589	0.7%	95.0%

PERSONALIZED PRINT	734	796	(7.8%)	1,345	1,493	(9.9%)	5.0%

Total product sales	$13,413	$13,281	1.0%	$27,103	$27,082	0.1%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEETS

($ in thousands)	(Unaudited)
	June 30, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$260	$3,900
Accounts receivable	5,878	5,400
Allowance for doubtful accounts	(15)	(20)
Net accounts receivable	5,863	5,380
Inventories	7,636	7,023
Refundable income taxes	86	219
Prepaid expenses	586	506
Total current assets	14,431	17,028

Property, plant and equipment, at cost:
Land	1,192	1,192
Buildings and improvements	12,997	12,789
Machinery and equipment	50,797	50,566
Construction in progress	2,860	168
	67,846	64,715
Less accumulated depreciation	(52,358)	(51,065)
Net property, plant and equipment	15,488	13,650
Deferred income taxes	244	-
Other assets	487	466
Total assets	$30,650	$31,144

Current liabilities:
Current maturities of long-term debt	$63	$89
Accounts payable	2,510	2,151
Accrued expenses	484	1,171
Total current liabilities	3,057	3,411

Long-term debt	1,800	1,820
Other liabilities	26	27
Deferred income taxes	-	87
Total liabilities	4,883	5,345

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,636,543 in 2012, 3,623,945 in 2011	36	36
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 571,095 in 2012, 582,493 in 2011	6	6
Additional paid-in capital	3,981	3,771
Retained earnings	29,754	29,996
Treasury stock at cost, 998,809 shares in 2012 and 2011	(8,010)	(8,010)
Total shareholders' equity	25,767	25,799

Total liabilities and shareholders' equity	$30,650	$31,144

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
($ in thousands)
	Six Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities:
Net (loss) income	$(243)	$836
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,574	1,454
Adjustment to provision for doubtful accounts	(11)	(11)
Stock option compensation expense	209	271
Deferred income taxes	(331)	42
Gain on disposal of assets	-	(49)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(472)	(697)
Inventories	(613)	(828)
Prepaid expenses	(80)	(29)
Other liabilities	(1)	2
Accounts payable	359	299
Payable (Refundable) Income taxes	133	(122)
Accrued expenses	(687)	(158)

Net cash (used in) provided by operating activities	(163)	1,010

Cash flows from investing activities:
Proceeds from the sale of assets	-	49
Change in other assets	(28)	9
Capital expenditures	(3,405)	(962)

Net cash used in investing activities	(3,433)	(904)

Cash flows from financing activities:
Principal payments on long-term debt and capital leases	(46)	(114)
Proceeds from issuance of stock	2	6

Net cash used in financing activities	(44)	(108)

Net change in cash and cash equivalents	(3,640)	(2)

Cash and cash equivalents at beginning of year	3,900	3,440

Cash and cash equivalents at end of period	$260	$3,438

MOD-PAC CORP. Reconciliation between Net (Loss) Income and EBITDA

($ in thousands)	Three Months Ended		Six Months Ended
	6/30/12	7/2/11	6/30/12	7/2/11

GAAP Net Income (loss)	($120)	$479	($243)	$836

Interest	49	48	96	97
Taxes	(39)	262	(91)	389
Depreciation and amortization	790	730	1,574	1,454
Stock-based compensation	90	137	209	271

Adjusted EBITDA	$770	$1,656	$1,545	$3,047

EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation and amortization and option expense. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com